Exhibit 99

Final

FOR IMMEDIATE RELEASE

FIRST ALBANY COMPLETES $10 MILLION PRIVATE DEBT PLACEMENT

(June 16, 2003, New York, NY) – First Albany Companies Inc. (NASDAQ: FACT), a leading independent investment banking firm, announced today that it has successfully completed a $10 million private placement to two institutional investors of notes that will mature in 2010.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank and asset management firm. Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the growing middle market and major government agencies and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. It offers a diverse range of products and advisory services in the areas of corporate and municipal finance and fixed-income and equity sales and trading. First Albany Asset Management currently has approximately $1 billion under management for institutional and high net worth clients. FA Technology Ventures, its venture capital fund, invests in early and expansion stage information technology (IT) and new energy technology (ET) companies. First Albany is traded on NASDAQ under the symbol FACT and today has 18 offices in 11 states.

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Contacts:	Whit Clay (media)
212-446-1864
wclay@sloanepr.com

Steve Jenkins
Chief Financial Officer
518-447-8500